CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Currency Market Index Target-Term Securities® Linked to an International Currency Basket, due May 16, 2014	500,000	$10.00	$5,000,000	$580.50

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-158663

The MITTS® are being offered by Bank of America Corporation (“BAC”). The MITTS will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the MITTS involves a number of risks. There are important differences between the MITTS and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-13 of product supplement MITTS-4. MITTS:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$5,000,000
Underwriting discount	$ 0.00	$0
Proceeds, before expenses, to Bank of America Corporation	$10.00	$5,000,000

Merrill Lynch & Co.
May 9, 2011

500,000 Units Pricing Date May 9, 2011 Currency Market Index Target-Term Securities® Settlement Date May 16, 2011 Linked to an International Currency Basket, Maturity Date May 16, 2014 due May 16, 2014 CUSIP No. 06050R619 $10 principal amount per unit Term Sheet No. 623 Currency Market Index Target-Term Securities® 205% participation in increases in the level of an International Currency Basket, which represents a long position in the Australian dollar, New Zealand dollar, and Canadian dollar relative to the U.S. dollar 90% principal protected at maturity against decreases in the level of the International Currency Basket A maturity of three years Repayment of principal at maturity is subject to the credit risk of Bank of America Corporation No periodic interest payments No listing on any securities exchange Market Downside Protection Enhanced Income Market Access Enhanced Return

Summary

The Currency Market Index Target-Term Securities® Linked to an International Currency Basket, due May 16, 2014 (the “Currency MITTS”) are our senior unsecured debt securities. The Currency MITTS are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The Currency MITTS will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Currency MITTS, including any repayment of principal, will be subject to the credit risk of BAC.

The Exchange Rate Measure to which the Currency MITTS are linked is an “International Currency Basket,” which tracks the value of an approximately equally weighted investment in the Australian dollar, New Zealand dollar, and Canadian dollar (each, an “underlying currency”), based on the exchange rate for each underlying currency relative to the U.S. dollar.

As discussed in more detail below, the Currency MITTS provide investors with a 205% participation rate in increases in the value of the International Currency Basket from the Starting Value, which was set to 100 on the pricing date, to the Ending Value, as determined on a calculation day shortly before the maturity date. Investors should be of the view that the value of the International Currency Basket will increase (that is, the underlying currencies will strengthen relative to the U.S. dollar) over the term of the Currency MITTS. Investors must be willing to forgo interest payments on the Currency MITTS and be willing to accept a repayment at maturity that is up to 10% less than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement MITTS-4. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Currency MITTS

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Base Value:	$10.00 per unit
Term:	Three years
Exchange Rate Measure:

An International Currency Basket, which tracks the value of an approximately equally weighted investment in the Australian dollar, New Zealand dollar, and Canadian dollar, based on the exchange rate for each underlying currency relative to the U.S. dollar

Initial Exchange Rates:	1.0728 for the Australian dollar, 0.7899 for the New Zealand dollar, and 0.96775 for the Canadian dollar
Starting Value:	100.00
Ending Value:

The value of the International Currency Basket on the calculation day, calculated based upon the exchange rate of each underlying currency on that day, as described on page TS-7 under “The International Currency Basket.” If it is determined that the scheduled calculation day is not a business day, or if the exchange rate for any underlying currency is not quoted on the scheduled calculation day, the Ending Value will be determined as more fully described on page TS-7.

Calculation Day:	May 9, 2014
Participation Rate:	205%
Minimum Redemption Amount:	$9.00 per unit
Calculation Agent:	Merrill Lynch Capital Services, Inc., a subsidiary of BAC

Determining the Redemption Amount for the Currency MITTS

On the maturity date, you will receive a cash payment per Currency MITTS (the “Redemption Amount”) calculated as follows:

Currency Market Index Target-Term Securities®	TS-2

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the Currency MITTS at maturity, based upon the Participation Rate of 205%, Base Value of $10.00, and Minimum Redemption Amount of $9.00. The blue line reflects the hypothetical returns on the Currency MITTS, while the dotted gray line reflects the hypothetical returns of a direct investment in the International Currency Basket.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value and term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are three examples of hypothetical Redemption Amount calculations payable at maturity, based upon the Base Value of $10.00 (per unit), Minimum Redemption Amount of $9.00 (per unit), Starting Value of 100.00, and Participation Rate of 205%.

Example 1 — The hypothetical Ending Value is equal to 50.00:

Hypothetical Redemption Amount (per unit) = the greater of (a) $10 -	[	$10 ×	(100.00 - 50.00)	]	= $5.00 and (b) $9.00
100.00

Hypothetical Redemption Amount (per unit) = $9.00 (The Redemption Amount cannot be less than the Minimum Redemption Amount.)

Example 2 — The hypothetical Ending Value is equal to 97.00:

Hypothetical Redemption Amount (per unit) = the greater of (a) $10 -	[	$10 ×	(100.00 - 97.00)	]	= $9.70 and (b) $9.00
100.00

Hypothetical Redemption Amount (per unit) = $9.70

Example 3 — The hypothetical Ending Value is equal to 120.00:

Hypothetical Redemption Amount (per unit) = $10 +	[	$10 × 205% ×	(120.00 - 100.00)	]	= $14.10
100.00

Currency Market Index Target-Term Securities®	TS-3

The following table illustrates, for the Starting Value of 100.00 and a range of hypothetical Ending Values of the International Currency Basket:

▪	the percentage change from the Starting Value to the hypothetical Ending Value;

▪	the hypothetical Redemption Amount per unit of the Currency MITTS (rounded to three decimal places); and

▪	the hypothetical total rate of return to holders of the Currency MITTS.

The table below is based on the Participation Rate of 205%, Base Value of $10.00 (per unit), and Minimum Redemption Amount of $9.00 (per unit).

Hypothetical Ending Value		Percentage Change from the Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit		Hypothetical Total Rate of Return on the Currency MITTS

50.00		-50.00%	$9.000		-10.00%

60.00		-40.00%	$9.000		-10.00%

70.00		-30.00%	$9.000		-10.00%

80.00		-20.00%	$9.000		-10.00%

90.00		-10.00%	$9.000	(1)	-10.00%

95.00		-5.00%	$9.500		-5.00%

97.00		-3.00%	$9.700		-3.00%

98.00		-2.00%	$9.800		-2.00%

99.00		-1.00%	$9.900		-1.00%
100.00	(2)	0.00%	$10.000		0.00%

105.00		5.00%	$11.025		10.25%

110.00		10.00%	$12.050		20.50%

120.00		20.00%	$14.100		41.00%

130.00		30.00%	$16.150		61.50%

140.00		40.00%	$18.200		82.00%

150.00		50.00%	$20.250		102.50%

(1)	The Redemption Amount will not be less than the Minimum Redemption Amount of $9.00 per unit of the Currency MITTS.

(2)	This is the Starting Value.

The above figures are for purposes of illustration only. The actual Redemption Amount and the resulting total rate of return will depend on the actual Ending Value and term of your investment.

Currency Market Index Target-Term Securities®	TS-4

Risk Factors

There are important differences between the Currency MITTS and a conventional debt security. An investment in the Currency MITTS involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the Currency MITTS in the “Risk Factors” sections beginning on page S-13 of product supplement MITTS-4 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the Currency MITTS.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	You must rely on your own evaluation of the merits of an investment linked to the International Currency Basket.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the Currency MITTS, while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the Currency MITTS.

▪	A trading market is not expected to develop for the Currency MITTS. MLPF&S is not obligated to make a market for, or to repurchase, the Currency MITTS.

▪	The Redemption Amount will not be affected by all developments relating to the International Currency Basket.

▪	Changes in the values of the underlying currencies may offset each other.

▪

If you attempt to sell the Currency MITTS prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways and their market value may be less than their Original Offering Price.

▪	Payments on the Currency MITTS are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the Currency MITTS.

▪	Purchases and sales by us and our affiliates of the underlying currencies may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return at maturity and the market value of the Currency MITTS.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The return on the Currency MITTS depends on the exchange rates of the underlying currencies, which are affected by many complex factors outside of our control.

▪	The exchange rates could be affected by the actions of the governments of Australia, New Zealand, Canada, and the United States.

▪	Even though currencies trade around-the-clock, the Currency MITTS will not trade around-the-clock, and the prevailing market prices for the Currency MITTS may not reflect current exchange rates.

▪	Suspensions or disruptions of market trading in the underlying currencies and the U.S. dollar may adversely affect the value of the Currency MITTS.

▪	The Currency MITTS are payable only in U.S. dollars and you will have no right to receive any payments in any underlying currency.

▪

The U.S. federal income tax consequences of the Currency MITTS are uncertain and may be adverse to a holder of the Currency MITTS. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4.

Investor Considerations

You may wish to consider an investment in the Currency MITTS if:

▪

You anticipate that the Ending Value will be greater than the Starting Value. In other words, you anticipate that the underlying currencies will strengthen relative to the U.S. dollar over the term of the Currency MITTS.

▪	You accept that you will lose up to 10% of your original investment amount if the Ending Value is less than the Starting Value.

▪	You are willing to forgo interest payments on the Currency MITTS, such as fixed or floating rate interest paid on traditional interest-bearing debt securities.

▪

You are willing to accept that a trading market is not expected to develop for the Currency MITTS. You understand that secondary market prices for the Currency MITTS, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the Currency MITTS.

The Currency MITTS may not be an appropriate investment for you if:

▪

You anticipate that the Ending Value will be less than the Starting Value. In other words, you anticipate that the underlying currencies will weaken relative to the U.S. dollar over the term of the Currency MITTS.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You seek assurances that there will be a liquid market if and when you want to sell the Currency MITTS prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the Currency MITTS.

Currency Market Index Target-Term Securities®	TS-5

Other Provisions

We will deliver the Currency MITTS against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Currency MITTS more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the Currency MITTS, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution; Conflicts of Interest

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Currency MITTS. Accordingly, offerings of the Currency MITTS will conform to the requirements of FINRA Rule 5121. Under our distribution agreement with MLPF&S, MLPF&S will purchase the Currency MITTS from us on the issue date as principal at the purchase price indicated on the cover of this term sheet. MLPF&S will not receive an underwriting discount for the Currency MITTS. In the original offering of the Currency MITTS, the Currency MITTS will be sold in minimum investment amounts of 100 units.

MLPF&S may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Currency MITTS but is not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

Currency Market Index Target-Term Securities®	TS-6

The International Currency Basket

The Currency MITTS are designed to allow investors to participate in the movements of the International Currency Basket over the term of the Currency MITTS. The International Currency Basket is designed to track the value of an approximately equally weighted investment in the Australian dollar, New Zealand dollar, and Canadian dollar, based on the exchange rate for each underlying currency relative to the U.S. dollar. The Currency MITTS provide upside participation at maturity if the value of the International Currency Basket increases (that is, the underlying currencies strengthen relative to the U.S. dollar) over the term of the Currency MITTS.

The exchange rate for the Australian dollar and the New Zealand dollar is expressed as the number of U.S. dollars which can be purchased for one unit of the applicable currency. Accordingly, an increase in the applicable exchange rate for those currencies means that the value of the relevant underlying currency has strengthened against the U.S. dollar, and a decrease in the applicable exchange rate means that the value of the relevant underlying currency has weakened against the U.S. dollar. In contrast, the exchange rate for the Canadian dollar is expressed as the number of Canadian dollars for which one U.S. dollar can be exchanged. Accordingly, an increase in the applicable exchange rate for the Canadian dollar means that the value of the Canadian dollar has weakened against the U.S. dollar, and a decrease in the applicable exchange rate means that the value of the Canadian dollar has strengthened against the U.S. dollar.

If investing in the Currency MITTS, investors should be of the view that the value of the International Currency Basket will increase over the term of the Currency MITTS (that is, the underlying currencies will strengthen relative to the U.S. dollar from the Initial Exchange Rate, determined on the pricing date, to the Final Exchange Rate, determined on a calculation day shortly before the maturity date).

For each underlying currency, the Initial Exchange Rate was determined and the Final Exchange Rate will be determined as follows:

•

Australian dollar: the number of U.S. dollars for which one Australian dollar can be exchanged as reported by Reuters on page WMRSPOT12, or any substitute page thereto, under MID at approximately 4:00 p.m. in London.

•

New Zealand dollar: the number of U.S. dollars for which one New Zealand dollar can be exchanged as reported by Reuters on page WMRSPOT13, or any substitute page thereto, under MID at approximately 4:00 p.m. in London.

•

Canadian dollar: the number of Canadian dollars for which one U.S. dollar can be exchanged as reported by Reuters on page WMRSPOT09, or any substitute page thereto, under MID at approximately 4:00 p.m. in London.

If the calculation agent determines that the scheduled calculation day is not a business day by reason of an extraordinary event, occurrence, declaration, or otherwise, or the exchange rate for an underlying currency is not so quoted on the page indicated above on the scheduled calculation day (each, a “Non-Publication Event”), then the calculation agent will determine the Final Exchange Rate for that underlying currency on the next applicable business day on which the exchange rate is so quoted. However, in no event will the determination of the Final Exchange Rate for any underlying currency be postponed to a date (the “final determination date”) that is later than the close of business in New York, New York on the second scheduled business day prior to the maturity date.

If, following a Non-Publication Event and postponement as described above, the Final Exchange Rate for any underlying currency remains not quoted on the final determination date, the Final Exchange Rate for that currency will nevertheless be determined on the final determination date. The calculation agent, in its sole discretion, will determine the Final Exchange Rate for that underlying currency, the applicable Weighted Return and the Ending Value, in a manner which the calculation agent considers commercially reasonable under the circumstances. In making its determination, the calculation agent may take into account spot quotations for the applicable underlying currency and any other information that it deems relevant.

The Final Exchange Rates for all underlying currencies that are not affected by a Non-Publication Event will be determined on the scheduled calculation day.

The Starting Value was set to 100 on the pricing date.

The Ending Value will equal the value of the International Currency Basket on the calculation day.

The value of the International Currency Basket on the calculation day will equal: 100 + 100 × (the sum of the Weighted Return for each exchange rate), rounded to two decimal places.

Currency Market Index Target-Term Securities®	TS-7

The Weighted Return for each exchange rate will be determined by the calculation agent as follows:

— Australian dollar:	Exchange Rate Weighting ×	(	Final Exchange Rate - Initial Exchange Rate	)
Initial Exchange Rate

— New Zealand dollar:	Exchange Rate Weighting ×	(	Final Exchange Rate - Initial Exchange Rate	)
Initial Exchange Rate

— Canadian dollar:	Exchange Rate Weighting ×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

The formulas above will result in the Weighted Return for an exchange rate being positive when the underlying currency strengthens relative to the U.S. dollar and being negative when that underlying currency weakens relative to the U.S. dollar. Assuming the Final Exchange Rates for the other underlying currencies remain the same, any strengthening of an underlying currency relative to the U.S. dollar will result in an increase in the Ending Value while any weakening of an underlying currency relative to the U.S. dollar will result in a decrease in the Ending Value.

The “Exchange Rate Weighting” with respect to the Australian dollar will equal 33.34% and the Exchange Rate Weighting with respect to the New Zealand dollar and Canadian dollar will equal 33.33%, reflecting an approximately equal weighting for each underlying currency in the International Currency Basket.

The “Initial Exchange Rate” for each underlying currency was determined on the pricing date.

The “Final Exchange Rate” for each underlying currency will be determined on the calculation day, subject to postponement as described above.

Currency Market Index Target-Term Securities®	TS-8

Hypothetical Calculations of the Weighted Returns and the Ending Value

Set forth below are two examples of hypothetical Weighted Return and hypothetical Ending Value calculations (rounded to two decimal places) based on the Initial Exchange Rates and assuming hypothetical Final Exchange Rates for each exchange rate as follows.

Example 1:

Underlying Currency	Exchange Rate Weighting	Initial Exchange Rate	Hypothetical Final Exchange Rate	Hypothetical Weighted Return

Australian dollar	33.34%	1.0728	0.9119	-5.00%

New Zealand dollar	33.33%	0.7899	0.7741	-0.67%

Canadian dollar	33.33%	0.96775	0.8710	3.70%

The hypothetical Weighted Return for each exchange rate is determined as follows:

—	Australian dollar:	33.34% ×	(0.9119 - 1.0728)	= -5.00%
1.0728

—	New Zealand dollar:	33.33% ×	(0.7741 - 0.7899)	= -0.67%
0.7899

—	Canadian dollar:	33.33% ×	(0.96775 - 0.8710)	= 3.70%
0.8710

The hypothetical Ending Value would be 98.03, determined as follows:

        100 + 100 × (sum of the Weighted Return for each exchange rate), rounded to two decimal places

        100 + 100 × (-5.00 + -0.67 + 3.70)%

        100 + 100 × (-1.97%) = 98.03

Example 2:

Underlying Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Hypothetical Weighted Return

Australian dollar	33.34%	1.0728	1.1801	3.33%

New Zealand dollar	33.33%	0.7899	0.8294	1.67%

Canadian dollar	33.33%	0.96775	0.9194	1.75%

The hypothetical Weighted Return for each exchange rate is determined as follows:

—	Australian dollar:	33.34% ×	(1.1801 - 1.0728)	= 3.33%
1.0728

—	New Zealand dollar:	33.33% ×	(0.8294 - 0.7899)	= 1.67%
0.7899

—	Canadian dollar:	33.33% ×	(0.96775 - 0.9194)	= 1.75%
0.9194

The hypothetical Ending Value would be 106.75, determined as follows:

        100 + 100 × (sum of the Weighted Return for each exchange rate), rounded to two decimal places

        100 + 100 × (3.33 + 1.67 + 1.75)%

        100 + 100 × (6.75%) = 106.75

Currency Market Index Target-Term Securities®	TS-9

Historical Data on the Exchange Rates

The following tables set forth the high and low daily exchange rates for each underlying currency from the first quarter of 2006 through the pricing date. The exchange rates were obtained from publicly available information reported by Bloomberg, L.P. The following tables should not be taken as an indication of the future performance of any underlying currencies or the International Currency Basket, or as an indication of whether, or to what extent, the Ending Value will be greater than the Starting Value.

As described above, the exchange rate for the Canadian dollar is expressed as the number of Canadian dollars for which one U.S. dollar can be exchanged. As a result, the “High” values represent the weakest that the Canadian dollar was relative to the U.S. dollar for the given quarter, while the “Low” values represent the strongest that the Canadian dollar was relative to the U.S. dollar for the given quarter.

In contrast, the exchange rate for the Australian dollar and the New Zealand dollar is expressed as the number of U.S. dollars which can be purchased for one unit of the applicable currency. As a result, the “High” values represent the strongest that currency was relative to the U.S. dollar for the given quarter, while the “Low” values represent the weakest that currency was relative to the U.S. dollar for the given quarter.

Australian dollar

The following table sets forth the high and low daily exchange rates for the Australian dollar for the calendar quarters from the first quarter of 2006 through the pricing date. On the pricing date, the Initial Exchange Rate for the Australian dollar was 1.0728 U.S. dollars per Australian dollar.

	High	Low

2006
First Quarter	0.7582	0.7050
Second Quarter	0.7759	0.7158
Third Quarter	0.7712	0.7419
Fourth Quarter	0.7910	0.7422

2007
First Quarter	0.8099	0.7704
Second Quarter	0.8494	0.8132
Third Quarter	0.8879	0.7912
Fourth Quarter	0.9341	0.8573

2008
First Quarter	0.9490	0.8614
Second Quarter	0.9629	0.9072
Third Quarter	0.9794	0.7907
Fourth Quarter	0.7874	0.6013

2009
First Quarter	0.7233	0.6300
Second Quarter	0.8209	0.6966
Third Quarter	0.8828	0.7786
Fourth Quarter	0.9369	0.8652

2010
First Quarter	0.9318	0.8646
Second Quarter	0.9351	0.8104
Third Quarter	0.9697	0.8393
Fourth Quarter	1.0233	0.9588

2011
First Quarter	1.0329	0.9803
Second Quarter (through the pricing date)	1.0971	1.0329

Currency Market Index Target-Term Securities®	TS-10

New Zealand dollar

The following table sets forth the high and low daily exchange rates for the New Zealand dollar for the calendar quarters from the first quarter of 2006 through the pricing date. On the pricing date, the Initial Exchange Rate for the New Zealand dollar was 0.7899 U.S. dollar per New Zealand dollar.

	High	Low

2006
First Quarter	0.6987	0.6037
Second Quarter	0.6426	0.5968
Third Quarter	0.6703	0.6048
Fourth Quarter	0.7060	0.6555

2007
First Quarter	0.7173	0.6746
Second Quarter	0.7727	0.7195
Third Quarter	0.8059	0.6867
Fourth Quarter	0.7861	0.7438

2008
First Quarter	0.8184	0.7456
Second Quarter	0.7995	0.7496
Third Quarter	0.7725	0.6560
Fourth Quarter	0.6706	0.5220

2009
First Quarter	0.5987	0.4927
Second Quarter	0.6565	0.5525
Third Quarter	0.7232	0.6261
Fourth Quarter	0.7605	0.6996

2010
First Quarter	0.7426	0.6830
Second Quarter	0.7308	0.6587
Third Quarter	0.7394	0.6884
Fourth Quarter	0.7955	0.7362

2011
First Quarter	0.7814	0.7178
Second Quarter (through the pricing date)	0.8099	0.7677

Currency Market Index Target-Term Securities®	TS-11

Canadian dollar

The following table sets forth the high and low daily exchange rates for the Canadian dollar for the calendar quarters from the first quarter of 2006 through the pricing date. On the pricing date, the Initial Exchange Rate for the Canadian dollar was 0.96775 Canadian dollar per U.S. dollar.

	High	Low

2006
First Quarter	1.1721	1.1316
Second Quarter	1.1710	1.0986
Third Quarter	1.1417	1.1037
Fourth Quarter	1.1657	1.1153

2007
First Quarter	1.1845	1.1540
Second Quarter	1.1594	1.0585
Third Quarter	1.0787	0.9923
Fourth Quarter	1.0208	0.9204

2008
First Quarter	1.0349	0.9753
Second Quarter	1.0294	0.9838
Third Quarter	1.0752	0.9999
Fourth Quarter	1.2962	1.0627

2009
First Quarter	1.3012	1.1797
Second Quarter	1.2600	1.0812
Third Quarter	1.1675	1.0646
Fourth Quarter	1.0848	1.0236

2010
First Quarter	1.0758	1.0104
Second Quarter	1.0710	0.9986
Third Quarter	1.0656	1.0168
Fourth Quarter	1.0336	0.9980

2011
First Quarter	1.0013	0.9685
Second Quarter (through the pricing date)	0.9670	0.9451

Currency Market Index Target-Term Securities®	TS-12

While historical information on the International Currency Basket did not exist before the pricing date, the following graph sets forth hypothetical monthly historical values of the International Currency Basket from January 1, 2006 through April 30, 2011 based upon historical exchange rates of each underlying currency as of the end of each month. For purposes of this graph, the value of the International Currency Basket was set to 100 as of December 30, 2005 and the value of the International Currency Basket as of the end of each month is based upon the hypothetical Ending Value as of the end of that month, calculated as described in the section “The International Currency Basket” above. This historical data on the exchange rates as reported by Bloomberg is not necessarily indicative of the future performance of the exchange rates or the International Currency Basket or what the value of the Currency MITTS may be. Any historical upward or downward trend in the value of the International Currency Basket during any period set forth below is not an indication that the Ending Value will be greater than the Starting Value.

Currency Market Index Target-Term Securities®	TS-13

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the Currency MITTS, including the following:

•

Although there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the Currency MITTS, we intend to treat the Currency MITTS as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment.

•

A U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” with respect to the Currency MITTS without regard to cash, if any, received on the Currency MITTS.

•

Upon a sale, exchange, or retirement of the Currency MITTS prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the Currency MITTS. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Currency MITTS. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4, which you should carefully review prior to investing in the Currency MITTS. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement MITTS-4.

General. There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of Currency MITTS or other instruments with terms substantially the same as the Currency MITTS. We currently intend to treat the Currency MITTS as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Currency MITTS. You should be aware, however, that the IRS is not bound by our characterization of the Currency MITTS as indebtedness and the IRS could possibly take a different position as to the proper characterization of the Currency MITTS for U.S. federal income tax purposes. If the Currency MITTS are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership, and disposition of the Currency MITTS could differ materially from the treatment discussed below, with the result that the timing and character of income, gain, or loss recognized in respect of the Currency MITTS could differ materially from the timing and character of income, gain, or loss recognized in respect of the Currency MITTS had the Currency MITTS in fact been treated as debt instruments for U.S. federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the Currency MITTS. The following summary assumes that the Currency MITTS will be treated as debt instruments of BAC for U.S. federal income tax purposes.

Interest Accruals. The amount payable on the Currency MITTS at maturity will depend on the performance of the International Currency Basket. We intend to take the position that the “denomination currency” (as defined in the applicable Treasury regulations) of the Currency MITTS is the U.S. dollar and, accordingly, we intend to take the position that the Currency MITTS will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, the Currency MITTS generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to the Currency MITTS. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on the Currency MITTS must timely disclose and justify the use of other estimates to the IRS.

Sale, Exchange, or Retirement of the Currency MITTS. Upon a sale, exchange, or retirement of the Currency MITTS prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the Currency MITTS. A U.S. Holder’s tax basis in the Currency MITTS generally will equal the cost of that Currency MITTS, increased by the amount of OID previously accrued by the holder for that Currency MITTS (without regard to any positive or negative adjustments under the contingent payment debt regulations). A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the Currency MITTS. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Currency Market Index Target-Term Securities®	TS-14

Tax Accrual Table. The following table is based upon a projected payment schedule (including a projection for tax purposes of the Redemption Amount) and a comparable yield equal to 1.8674% per annum (compounded semi-annually) that we established for the Currency MITTS. The table reflects the expected issuance of the Currency MITTS on May 16, 2011 and the scheduled maturity date of May 16, 2014. This tax accrual table is based upon a projected payment schedule per $10.00 principal amount of the Currency MITTS, which would consist of a single payment of $10.5735 at maturity. This information is provided solely for tax purposes, and we make no representations or predictions as to what the actual Redemption Amount will be.

Accrual Period	Interest Deemed to Accrue on the Currency MITTS During Accrual Period (per Unit)	Total Interest Deemed to Have Accrued on the Currency MITTS as of End of Accrual Period (per Unit)

May 16, 2011 to December 31, 2011	0.1164	0.1164

January 1, 2012 to December 31, 2012	0.1898	0.3062

January 1, 2013 to December 31, 2013	0.1933	0.4995

January 1, 2014 to May 16, 2014	0.0740	0.5735

Projected Redemption Amount = $10.5735 per unit of the Currency MITTS.

Additional Medicare Tax on Unearned Income. With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals and estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the Currency MITTS.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Currency MITTS, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4.

Currency Market Index Target-Term Securities®	TS-15

Validity of the Currency MITTS

In the opinion of McGuireWoods LLP, as counsel to BAC, when the Currency MITTS offered by this Note Prospectus have been completed and executed by BAC, and authenticated by the trustee in accordance with the provisions of the Senior Indenture, and delivered against payment therefor as contemplated by this Note Prospectus, such Currency MITTS will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated April 28, 2011, which has been filed as an exhibit to our Current Report on Form 8-K dated April 28, 2011.

Currency Market Index Target-Term Securities®	TS-16

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the Currency MITTS and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Currency MITTS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the Currency MITTS.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement MITTS-4 dated September 24, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509197085/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

These short- to medium-term market-linked notes offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Market Access notes may offer exposure to certain market sectors, asset classes and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market-Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market-downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“MITTS®” and “Market Index Target-Term Securities®” are our registered service marks.

Currency Market Index Target-Term Securities®	TS-17